Exhibit 99.1

              AMIS Holdings, Inc. Updates Second Quarter Guidance; AMIS Reiterates Second Quarter Earnings Per Share Guidance

    Business Editors/Technology Editors

    POCATELLO, Idaho--(BUSINESS WIRE)--June 15, 2005--AMIS Holdings, Inc. (Nasdaq:AMIS), parent company of AMI Semiconductor, a designer and manufacturer of state-of-the-art integrated mixed-signal products and structured digital products for the automotive, medical and industrial sectors, today announced updated guidance for the second quarter of 2005.
    "We believe second quarter revenue will come in at the high end of our previous guidance of up two to four percent sequentially due to strength in our target markets of automotive, medical and industrial," stated David Henry, senior vice president and chief financial officer, who will be speaking today at AMI Semiconductor's analyst day in San Francisco. "Gross margins are also expected to be at the high end of our previous guidance of flat to up 50 basis points sequentially. We also reiterate our previous guidance for pro forma earnings per share of $0.12 to $0.14. We continue to evaluate a potential special tax charge of approximately two cents per share which may result from a revaluation of our US deferred tax assets."
    This information as well as additional information from the analyst day meeting in San Francisco, including a web simulcast and replay available until June 22, 2005, are available on the AMIS Investor Relations Web site at http:www.amis.com/investor_relations.

    About AMI Semiconductor

    AMI Semiconductor (AMIS) is a leader in the design and manufacture of silicon solutions for the real world. As a widely recognized innovator in state-of-the-art integrated mixed-signal products, mixed-signal foundry services and structured digital products, AMIS is committed to providing customers with the optimal value, quickest time-to-market semiconductor solutions. Offering unparalleled manufacturing flexibility and dedication to customer service, AMI Semiconductor operates globally with headquarters in Pocatello, Idaho, European corporate offices in Oudenaarde, Belgium, and a network of sales and design centers located in the key markets of the North America, Europe and the Asia Pacific region.

    Forward-Looking Statements

    Statements in this press release other than statements of historical fact are "forward-looking" statements within the meaning of the Private Securities Litigation Reform Act of 1995. The Company's future results could differ materially from the expectations discussed herein. Factors that could cause or contribute to such differences include general economic and political uncertainty, conditions in the semiconductor industry, changes in the conditions affecting our target markets, manufacturing underutilization, fluctuations in customer demand, raw material costs, exchange rates, timing and success of new products, competitive conditions in the semiconductor industry, risks associated with international operations and the other risks and uncertainties discussed in the Company's Form 10-K Annual Report for the year ended Dec. 31, 2004, Form 10-Q Quarterly Reports and other reports filed with the SEC. The Company does not intend to revise or update any forward-looking statements to reflect events or circumstances after the date of this press release.


    CONTACT: AMI Semiconductor, Pocatello
             Investor Relations Contact:
             Wade Olsen, 208-234-6045
             wade_olsen@amis.com
             or
             Media Relations Contact:
             Tamera Drake, 208-234-6890
             tamera_drake@amis.com